Exhibit 10.57

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of April 13, 2012 (“Effective Date”) between QLT Ophthalmics, Inc. (the “Company”), having an office at1098 Hamilton Court, Menlo Park, CA 94025, and Christopher Muller (the “Employee”) (collectively referred to as the “Parties”).

RECITALS:

A. The Company desires to employ Employee as Chief Commercial Officer, and wishes to provide Employee with certain compensation and benefits in return for Employee’s services; and

B. The Employee wishes to be employed by the Company and provide personal services to the Company and its Affiliates (as defined in this Agreement) in return for certain compensation and benefits.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. Upon the terms and subject to the conditions of this Agreement, the Company will employ the Employee, and the Employee accepts employment with the Company, for the period beginning April 16, 2012 (the “Commencement Date”) and ending on the Employee’s resignation, retirement or termination pursuant to Section 4 (the “Employment Period”) as Chief Commercial Officer of the Company. Although the Board of Directors may ask the Employee to hold certain additional positions or fill certain additional offices with the Company from time-to-time, except as reasonably required to perform such position or fulfill the legal duties associated with such office, the Employee will not represent that his title and position with the Company is other than Chief Commercial Officer of the Company.

2. POSITION AND DUTIES.

(a) Position and Duties. During the Employment Period, the Employee will serve as the Chief Commercial Officer of the Company and will have the normal duties, responsibilities and authority commensurate with such position, and such other duties and responsibilities as the Board of Directors of the Company or its designate, being the Chief Executive Officer of the Company’s parent entity, QLT Inc., may direct from time to time (the “Supervisor”).

(b) Performance of Duties. The Employee will report directly to the Supervisor or as otherwise directed by the Supervisor, and will devote his best efforts and substantially all of his business time, attention and energies (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. The Employee will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, and businesslike manner. Except with the prior written approval of the Supervisor and the Company’s Business Ethics Officer, Employee during the Employment Period will not (i) accept any other employment, consulting of any other work arrangement with a third party, (ii) serve on the board of directors or similar body of any other business entity or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage).

(c) Meaning of Affiliate. For purposes of this Agreement, “Affiliate” means with respect to any Person (i) any corporation which is directly or indirectly Controlled by that Person, (ii) if a corporation, any corporation which Controls that Person, and any corporation which is directly or indirectly Controlled by a corporation which Controls that corporate Person, and (ii) if a partnership or limited partnership, any partner of the partnership or any corporation which Controls that partner and any corporation which is directly or indirectly Controlled by a corporation that Controls that partner. “Control”, “Controlled” or “Controls” means, in relation to a corporation (i) the right to cast a majority of the votes which may be cast at a general meeting of that corporation, or (ii) the right to elect or appoint, directly or indirectly, a majority of the directors of that corporation. “Person” will be construed broadly and will include, without limitation, an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company and a governmental entity or any department or agency thereof.

3. BASE SALARY AND BENEFITS.

(a) Base Salary. During the Employment Period, the Employee’s base salary will be $300,000.00 USD per annum (as may be increased from time to time as the Company’s Board of Directors and the Executive Compensation Committee of QLT Inc. may, in their sole discretion, determine, the “Base Salary”), which will be payable in such installments as is the policy of the Company with respect to its employees and will be subject to required withholding obligations and authorized deductions. In addition, subject to terms of eligibility, compliance with enrollment requirements, and payment of applicable deductions or premium contributions, the Employee will be entitled to participate in any employee benefit programs for which the employees of the Company are generally eligible.

(b) Cash Incentive Compensation Plan. The Employee will be eligible to participate in the Cash Incentive Compensation Plan offered by the Company to its senior employees in accordance with the terms of the Plan, as amended from time to time by the Board at a target cash incentive compensation payment of 50% of Base Salary. The amount of that payment each year will be determined at the sole discretion of both the Board of Directors of QLT Inc. and the Board of Directors of the Company and in their following the completion of each fiscal year of the Company, taking into consideration factors as they in their sole discretion consider appropriate, including the performance of the Employee, the Company and its Affiliates relative to pre-set corporate and individual objectives and milestones for the preceding fiscal year. Any cash incentive compensation awarded to the Employee during the initial fiscal year in which his employment falls will be pro-rated for the period of his employment during that fiscal year. In order to receive cash incentive compensation, the Employee must be and remain actively employed by the Company on the actual date of payment of the cash incentive compensation, which will typically be in March of each calendar year. The Board of Directors of the Company or QLT Inc. have the discretion to alter the cash incentive compensation plan and payments thereunder at any time.

(c) Initial Stock Option. If approved by the Board of Directors of QLT Inc., the Employee will be granted an option (the “Initial Option”) to purchase 250,000 common shares of QLT Inc. expiring on the earlier of five (5) years from the date of grant or 90 days after the date the Employee is no longer employed by the Company for any reason or as otherwise provided in the Option Agreement and Amended and Restated QLT 2000 Incentive Stock Option Plan. If approved by the Board of Directors of QLT Inc., the grant of the Initial Option will be effective the later of (i) the Employee’s Commencement Date or (ii) the date that such grant is approved by the QLT Inc. Board of Directors. The exercise price of the Initial Option will be determined by the closing price of QLT Inc. stock for the last trading day on the Toronto Stock Exchange immediately prior to the time of the grant. Except as otherwise provided in the Option Agreement and the QLT 2000 Incentive Stock Option Plan, the Initial Option will vest over three (3) years in thirty-six (36) equal monthly installments so long as the Employee remains employed by the Company. Notwithstanding the vesting and exercise periods, the Employee will not be entitled to exercise any of the Initial Options or rights in respect of any other stock option grant until he has successfully completed six months of employment with the Company and maintained an employment record of good standing during such time. All terms and conditions with respect to the Initial Grant are subject to, and all other terms and conditions of the Initial Option are as set out in, the Amended and Restated QLT 2000 Incentive Stock Option Plan, the Option Agreement in the standard form prescribed by QLT Inc. and the Notice of Grant for the Initial Grant.

(d) Subsequent Option Grants. Subsequent option grants may be made on a periodic basis during the Employment Period, at the sole discretion of the Board of Directors of QLT Inc., and in accordance with the terms of the plan, option agreement and notice of grant in effect at the time of the applicable stock option grant(s).

(e) Vacation. During the Employment Period, the Employee will accrue paid vacation at the rate of 4 weeks per annum. The Employee will be subject to all Company policies for executive officers regarding the accrual of vacation from year to year.

(f) Expense Reimbursement. The Company will reimburse the Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time, subject to the Company’s requirement with respect to reporting and documenting such expenses. Any such reimbursement will be made promptly after the Company’s receipt of appropriate documentation.

4. TERMINATION OF EMPLOYMENT; SEVERANCE.

(a) At-Will Employment. The Company may terminate Employee’s employment with the Company at any time and for any reason, with or without cause, subject to the provisions hereof. Employee acknowledges that he is, and at all times will be, an employee at will of the Company and nothing contained herein will be construed to alter or affect such employee at-will status. Employee may terminate his employment with the Company at any time, for any or no reason, subject to the provisions hereof. Inclusion under any benefit plan or compensation arrangement will not give the Employee any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(b) Termination for Cause; Resignation; Death; Termination for Disability. In the event Employee’s employment with the Company is terminated by the Company for Cause, by reason of the Employee’s resignation, or because of death or Disability, then Employee will not be entitled to any compensation following Employee’s termination of employment other than the payment of accrued but unpaid Base Salary and such other amounts as may be required by applicable law (the “Accrued Obligations”).

(c) Termination without Cause. In the event Employee’s employment is terminated by the Company without Cause, then in addition to any Accrued Obligations, and subject to Employee’s delivery to the Company of a general release of all claims against the Company and its Affiliates in the form attached as Appendix 1, as may be reasonably amended by the Company to comport with changes in the law, (the “Release”) that becomes effective and irrevocable within sixty (60) days of Employee’s termination of employment, and Employee’s continued compliance with the terms of Section 7 hereof, Employee will be entitled to receive as severance:

(i) continued Base Salary for a period of twelve (12) months (the “Severance Period”) payable in substantially equal installments in accordance with the Company’s standard payroll procedures;

(ii) if Employee elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will directly pay, or reimburse Employee for, the COBRA premiums for Employee and Employee’s covered dependents during the period commencing on Employee’s termination of employment and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Employee and/or Employee’s covered dependents become no longer eligible for COBRA or (Z) the date Employee becomes eligible to receive healthcare coverage from a subsequent employer;

(iii) up to $5,000 USD in outplacement counseling services from a mutually agreed outplacement provider;

(iv) any unpaid amount awarded to Employee under the QLT Cash Incentive Compensation Plan for the fiscal year prior to the termination; and

(v) target incentive compensation under the Company’s Cash Incentive Compensation Plan, pro-rated for the portion of the current fiscal year worked by Employee.

The amounts required to be paid under subsections (i), (ii), (iv) and (v) will be made, or will commence payment, on the first payroll date that follows the date the Release becomes effective and irrevocable that is in the same tax year as the date that is 60 days following the termination date (with any such payments that would otherwise have been made before the Release is not subject to revocation to be made on such payroll date). The Employee’s rights with respect to vesting and exercise of options to purchase QLT shares will be governed by the terms of the applicable stock option plans, notices of grant and stock option agreements. Should Employee choose not to comply with any of the obligations of Section 7 during the Severance Period, all payments under this Section 4(c) shall immediately cease.

(d) Transition Services. Employee’s receipt of severance hereunder will also be conditioned upon, and the Employee will:

(i) fully cooperate with the Company in the transition of Employee’s duties to any successor: and

(ii) if requested by the Company, assist the Company or its Affiliates in its or their defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed against the Company or its Affiliates. If the Employee reasonably requires separate legal representation in order to provide such assistance to the Company or its Affiliates, the Employee will first notify the Company and, unless the Company notifies the Employee that it no longer requires such assistance then, to the extent permitted under applicable laws, the Company will reimburse the Employee for all legal and out of pocket expenses reasonably and properly incurred by the Employee in providing such assistance to the Company or its Affiliates. Notwithstanding the foregoing, the Company will not reimburse the Employee for amounts reimbursed to the Employee under any insurance policy (except in respect of any excess beyond the amount paid under such policy) or resultingfrom a claim decided in an action, suit or proceeding adversely to the Employee based upon or attributable to the Employee gaining any personal profit or advantage to which he was not legally entitled (including profits from the purchase or sale of securities of QLT Inc. or its Affiliates).

(e) No Other Rights. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Employee’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) will cease upon the termination of Employee’s employment hereunder. In the event that the Employee’s employment is terminated by the Company for any reason, the Employee’s sole and exclusive remedy will be to receive the severance payments and benefits described in this Section 4.

(f) Cause. For purposes of this Agreement, “Cause” means the occurrence of any of the following:

(i) Employee’s gross neglect or gross failure to perform Employee’s job duties and responsibilities (other than by reason of disability);

(ii) Employee’s willful and gross failure or refusal to comply with lawful Company policies or directives;

(iii) Employee’s willful and gross breach of any statutory duty, fiduciary duty or any other obligation that Employee owes to the Company;

(iv) Employee’s willful commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or its Affiliates or involving their property or assets or Employee’s willful engaging in unethical or other intentional conduct that materially discredits the Company or its Affiliates or is materially detrimental to the reputation, character or standing of the Company or its Affiliates;

(v) Employee’s indictment, conviction, plea of nolo contendre or guilty plea with respect to any felony or any crime of moral turpitude; or

(vi) Employee’s material breach of this Agreement or any of the terms of any of the material policies of the Company or any agreement with the Company to which you are a party, including, without limitation, any breach by the Employee of the provisions of Sections 5, 6, 7 or 8(a)(i) or (ii) or 8(b), (c) or (d) hereof.

Whether or not an event giving rise to “Cause” occurs will be determined by the Board of Directors of the Company in its reasonable and good faith discretion.

(g) Deemed Resignation. Upon termination of Employee’s employment for any reason, Employee will be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.

(h) Notification to Future Employers. In the event that Employee leaves the employ of the Company, Employee hereby consents to notification by the Company to Employee’s new employer or other party for whom Employee works about Employee’s rights and obligations under this Agreement.

5. PROPRIETARY AND CONFIDENTIAL INFORMATION.

(a) Company Information. Employee acknowledges and agrees that during the Employment Period and thereafter Employee will not use, except for the benefit of the Company and its Affiliates, and will not disclose to any third party any Proprietary Information (as defined below) except as necessary to perform the Employee’s responsibilities for the Company and its Affiliates and in each case pursuant to confidentiality agreements at least as protective of such information as this Agreement. “Proprietary Information” means any information that the Company or its Affiliates treat or consider as proprietary or confidential, including Inventions, Third Party Information, Records (as each such term is defined below), research plans and results, unreleased products and services, supplier lists, customer lists, prices, costs and other financial information, market analyses, technical notebooks, manuals and documentation, development plans, marketing and business plans, agreements with third parties, budgets, human resources data, information regarding the skills and compensation of Company employees and contractors, and other non-public information regarding the Company or its Affiliates available to Employee or developed by Employee during the Employment Period. Employee further acknowledge that as between the Company and Employee all Proprietary Information, and all improvements or modifications thereto, is and will be owned exclusively by the Company or its designees.

(b) Former Employer Information. Employee represents that his performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to Employee before or after the Commencement Date. Employee will not disclose to the Company or its Affiliates, use in the performance of Employee’s work for the Company or its Affiliates, or induce the Company or its Affiliates to use, any Inventions (as defined below), confidential or proprietary information, or other material belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights; including without limitation whether any products or services of such previous employer or other person actually incorporated, used, or were designed or modified based upon such information, and even if such information constitutes negative know-how.

(c) Third Party Information. Employee understands that the Company and its Affiliates have received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s or its Affiliates’ part to maintain the confidentiality of such information (“Third Party Information”) and to use it only for certain limited purposes. Employee agrees to hold all such Third Party Information in confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Employee’s work for the Company and its Affiliates consistent with the Company’s or its Affiliates’, as the case may be, agreement with such third party.

(d) Unauthorized Use or Disclosure. Employee will promptly notify the Supervisor or the Board of Directors of the Company if Employee learns of any possible unauthorized use or disclosure of Proprietary Information and will cooperate fully with the Company to enforce its or its Affiliates’ rights in such information.

6. INVENTIONS AND PATENTS

(a) Definition of Inventions. For purposes of this Agreement, “Inventions” means all inventions, methods, processes, works of authorship, ideas, concepts, know-how, and trade secrets, whether or not patentable or registrable under copyright or similar laws, including: software (in any form including source code and object code), algorithms, application programming interfaces (APIs), apparatus, circuit designs and assemblies, technical and business data, databases and data collections, designs, diagrams, documentation, Records, drawings, flow charts, formulae, materials, chemical compounds, formulas, formulations, delivery methods and devices, development plans, designs and brand elements, models, procedures, protocols, schematics, specifications, techniques, test vectors, tools, user interfaces, developments and derivative works with respect to any of the foregoing, and any other forms of technology.

(b) Assignment of Inventions. Employee hereby assigns to the Company, or its designee, all right, title and interest throughout the world in and to any and all Inventions that Employee conceives, makes, or reduces to specific form, either alone or jointly with others, in the course of Employee’s employment by the Company (and whether for the Company or any of its Affiliates) during the Employment Period (collectively, “Employment Inventions”). Notwithstanding the foregoing, Employee understand that this Agreement does not require assignment of any Invention to the extent such Invention qualifies for protection under Section 2870 of the California Labor Code, the current text of which is attached hereto as Appendix 2 (“Section 2870”).

(c) Disclosure of Inventions. Employee will promptly disclose to the Company all Employment Inventions. In addition, Employee will promptly disclose to the Company all Inventions that Employee conceives, makes, or reduces to specific form, either alone or jointly with others, during the period of Employee’s employment by the Company that Employee believes qualifies under Section 2870 (each, a “Section 2870 Invention”). At the time of disclosure of a Section 2870 Invention, Employee will provide to the Company in writing evidence to substantiate the belief that such Invention qualifies as a Section 2870 Invention. Employee understands that the Company will keep in confidence any non-public information disclosed in writing to the Company by Employee pursuant to this Agreement relating to Section 2870 Inventions.

(d) Certain Prior Inventions. The term “Prior Inventions” will mean any Inventions which Employee has, alone or jointly with others, conceived, developed or reduced to specific form or caused to be conceived, developed or reduced to specific form prior to the Commencement Date that relate to the current or planned conduct of the Company or its Affiliates. To preclude any possible uncertainty over whether an Invention is a Prior Invention or an Invention that is assigned to the Company under Section 6(b), Employee has set forth on Appendix 3 a complete list of all Prior Inventions that Employee considers to be in whole or in part owned by Employee or by a third party and that Employee wishes to clarify are not assigned to the Company under Section 6(b) of this Agreement. If full disclosure of any such Prior Invention on Appendix 3 would cause Employee to violate any prior confidentiality agreement with a former employer or other third party, Employee understands that Employee is to describe such Prior Invention in Appendix 3 at the most specific level possible without violating any such prior confidentiality agreement. Without limiting Employee’s obligations under Section 5(b) or the representations under this Agreement, if Employee uses a Prior Invention in the course of his employment or incorporates a Prior Invention in any product, service or other offering of the Company or its Affiliates, Employee hereby grants to Company and its Affiliates a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to make, use, sell, import, reproduce, distribute, modify, display, perform and sublicense such Prior Invention for the purpose of developing, manufacturing, marketing, selling, supporting, and distributing products, services, and other offerings of the Company and/or its Affiliates worldwide either directly or through multiple tiers of distribution.

(e) Records. Employee agrees to keep and maintain adequate and current written records with respect to all Employment Inventions (“Records”). The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times.

(f) Assistance. Employee agrees to take all actions requested by the Company and to otherwise cooperate with and assist the Company or its designee as necessary to obtain, perfect and enforce the Company’s or its designees rights in the Employment Inventions, including any proprietary rights relating thereto, in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of applications, specifications, oaths, assignments, recordations, and other instruments (collectively, “Instruments”) which the Company or its designee will deem necessary in order to apply for, obtain, perfect, maintain, enforce, license or transfer such rights and in order to assign and convey to the Company, its successors, assigns and designees the sole and exclusive right, title and interest in and to the Employment Inventions, including any proprietary rights relating thereto. Employee further agrees that his obligation to cooperate with the Company and, if applicable, its successors, assigns and designees, and to execute Instruments as described in this section will continue after the termination of Employee’s employment with the Company for any reason and that the Company will compensate Employee at a reasonable rate for the time actually spent by Employee at the Company’s request with respect to such cooperation after the termination of Employee’s employment. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf to execute and file any Instruments and to do all other lawfully permitted acts to further the application for, registration, prosecution, perfection, issuance, maintenance or transfer of patents, copyrights, and other proprietary rights with the same legal force and effect as if originally executed by Employee, which designation the Company will exercise if the Company is unable because of Employee’s mental or physical incapacity, unavailability, or other reason to secure Employee’s signature on any instrument as described in this Section 6. Employee hereby waives and irrevocably assigns to the Company any and all claims which Employee now or hereafter has for infringement of any and all proprietary rights assigned to the Company under this Agreement.

(g) Works for Hire. Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of his employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

7. NON-COMPETE AND NON-SOLICITATION

(a) Non-Compete and Non-Solicitation. The Employee agrees that, by virtue of the Employee’s senior position with the Company and involvement in the strategic marketing plans for the products and technologies of the Company and its Affiliates, the Employee possesses and will possess strategic sensitive information concerning the business of the Company and its Affiliates. As a result, and in consideration of the payments to be made by the Company to the Employee under this Agreement, without the prior written consent of the Company, during any period in which Employee is receiving severance benefits pursuant to Section 4(c) of this Agreement, the Employee will not:

(i)	Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with the Company or any of its Affiliates with respect to:

I.	the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with the Company’s or its Affiliates’ then current commercial products, Visudyne or any other products then being commercialized by or on behalf of the Company or its Affiliates which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding the last day of the Employee’s employment with the Company,

II.	the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of ophthalmic indications,

III.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, or

IV.	the development and/or commercialization and/or marketing of pharmacuetical products and/or devices that are or include lacrimal inserts and punctal plugs, and/or drug-eluting lacrimal implants and drug-eluting punctal plugs, and insertion, extraction and detection devices used in connection therewith, for the treatment or prevention for disease, including ocular diseases, anywhere in Canada, the United States or Europe.

(ii)	Directly or indirectly call upon or solicit any employee of the Company or its Affiliates or any customer or known prospective customer of the Company or its Affiliates on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with the Company or its Affiliates with respect to:

I.	the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with the Company’s or its Affiliates’ then current commercial products, Visudyne or any other products then being commercialized by or on behalf of the Company or its Affiliates which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding the last day of the Employee’s employment with the Company,

II.	the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of ophthalmic indications,

III.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye, or

IV.	the development and/or commercialization and/or marketing of pharmacuetical products and/or devices that are or include lacrimal inserts and punctal plugs, and/or drug-eluting lacrimal implants and drug-eluting punctal plugs, and insertion, extraction and detection devices used in connection therewith, for the treatment or prevention for disease, including ocular diseases, anywhere in Canada, the United States or Europe.

(iii)	Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and the Company or its Affiliates.

(b) Non-Solicitation of Other Employees of the Company or its Affiliates. The Employee further agrees that, by virtue of the Employee’s senior position with the Company and involvement with its Affiliates, and in consideration of the payments to be made by the Company to the Employee under this Agreement, for a period of one (1) year following the Employee’s last day of employment with the Company the Employee will not directly or indirectly solicit any individual to leave the employment of the Company or any of its Affiliates for any reason or interfere in any other manner with the employment relationship existing between the Company or its Affiliates and its current or prospective employees.

(c) Minority Share Interests Allowed. The parties agree that nothing contained in this Section 7 is intended to prohibit the Employee from owning less than 5% of the issued and outstanding stock of any company whose stock or shares are traded publicly on a recognized exchange.

(d) Sufficient Consideration. The Employee believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify the foregoing restrictions which, in any event (given his education, skills and ability), the Employee does not believe would prevent him from otherwise earning a living.

(e) Sole Benefit. The covenants contained in Section 7(a) and (b) are for the sole benefit of the Company and its Affiliates and may be reduced (but not increased) in scope, or curtailed as to territory, time period, or both, without resulting in a modification of any other provision of this Agreement, as the Company may determine in its sole discretion.

(f) Remedies for Breach. In the event of a breach by the Employee of the provisions of this Section 7, in addition to all other remedies provided by law, the Company may immediately cease payment of all amounts that would otherwise be due the Employee under Section 4(c), in accordance with the terms of Section 12(a)(iii).

8. EMPLOYEE REPRESENTATIONS

(b) No Breach. The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject, (ii) the Employee is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity which would be contravened by the entering into of this Agreement or performance by the Employee of his obligations under this Agreement, and (iii) upon the execution and delivery of this Agreement by the Company and the Employee, this Agreement will be a valid and binding obligation of the Employee, enforceable in accordance with its terms.

(b) Policies and Compliance. The Employee will comply with all of the Company’s and its Affiliates’ rules, regulations, policies (including the Company’s Code of Ethics and Code of Exemplary Conduct, any policies related to sexual harassment, anti-discrimination and similar employment practices, ethics, privacy, trading in QLT Inc. stock and compliance) and procedures, as established from time to time and to ensure that the Company and its Affiliates are at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations. The Employee confirms that he is not now nor has in the past been debarred by the United States Food and Drug Administration under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act and he has never been convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or under any other federal law for conduct relating to the development, approval, marketing, sale or promotion of a drug product and/or relating to a drug product. In the event that the Employee is, or learns that he will be (i) debarred under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or (ii) convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act or under any other federal law for conduct relating to the development, approval, marketing, sale or promotion of a drug product and/or relating to a drug product, he will immediately notify the Board of Directors of the Company in writing.

(c) Avoid Conflict of Interest. Except as set out below, during the term of his employment with the Company, the Employee will conduct himself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of the Company or its Affiliates. To avoid improper appearances, the Employee will not accept any financial compensation of any kind, nor any special discount or loan from persons, corporations or organizations having dealings or potential dealings with the Company or its Affiliates, either as a customer or a supplier or a co-venturer. The Company and the Employee acknowledge and agree that from time to time the Board of Directors of the Company or the Supervisor may consent in writing to activities by the Employee which might otherwise appear to be a real or apparent conflict of interest.

(d) No Financial Advantage. During the term of his employment with the Company, the Employee agrees that neither he nor any members of his immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

(e) Breach Equals Cause. The Employee acknowledges and agrees that breach by him of the provisions of Section 8(a)(i) or (ii), (b), (c) and (d) will be “Cause” for immediate termination by the Company of his employment with the Company.

(f) Voluntary Agreement. Employee represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right. Employee further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

9. NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be delivered personally to the recipient, delivered by mail (postage prepaid from the United States or Canada and return receipt requested), faxed to the intended recipient at the number set forth therefore below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

QLT Ophthalmics, Inc.

1098 Hamilton Court

Menlo Park, California

94025, United States

Attention: Board of Directors

Fax: (650) 326-6698

with copies to:

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, British Columbia

V5T 4T5, Canada

Attention: President and Chief Executive Officer

Fax: (604) 707-7001

and

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA

94111, United States

Attention: Linda M. Inscoe, Esq.

Fax: (415) 395-8095

If to the Employee, to:

Christopher Muller

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication will be deemed to have been delivered and received (a) when delivered, if personally delivered, sent by fax or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

10. SECTION 409A.

(a) General. The intent of the Company and the Employee is that the payments and benefits under this Agreement comply with or be exempt from Section 409A (“Section 409A”) of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Employee notifies the Company that the Employee has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and the Employee shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A.

(b) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A, and which is designated under this Agreement as payable upon Employee’s termination of employment will be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (a “Separation from Service”) and, except as provided under Section 10(c) of this Agreement, any such compensation or benefits will not be paid, or, in the case of installments, will not commence payment, until the sixtieth (60th) day following Employee’s Separation from Service. Any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s Separation from Service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s Separation from Service and the remaining payments will be made as provided in this Agreement.

(c) Specified Employee. Notwithstanding any provision herein to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), such portion of Employee’s benefits will not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement will be paid as otherwise provided herein.

(d) Expense Reimbursements. To the extent that any reimbursement of expenses or in-kind benefits under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements or benefits payable to Employee will be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(e) Installments. Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

11. PARACHUTE PAYMENTS.

(a) Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Employee would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Employee’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and Employee will have no rights to any additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Employee. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards.

(b) Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the transaction triggering the Payments will perform the calculations set forth in Section 11(a) above. If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a transaction triggering the Payments (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and the Employee.

12. GENERAL PROVISIONS.

(a) Severability/Enforcement.

(i) It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Without limiting the generality of the preceding sentence, if at the time of enforcement of Section 5, 6 or 7 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the failure of all or any of such provisions to be enforceable will not impair or affect the obligations of the Company to pay compensation or severance obligations under this Agreement.

(ii) Because the Employee’s services are unique and because the Employee has access to Proprietary Information and intellectual property and records of the Company and its Affiliates, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement by the Employee. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(iii) In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Employee violates any provision of Section 5, 6 or 7, any severance payments then or thereafter due from the Company to the Employee may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and the Employee’s right to receive such severance payments will terminate and be of no further force or effect. The Employee’s obligations under Sections 5, 6 or 7 of this Agreement will not be limited or affected by, and such provisions will remain in full force and effect notwithstanding the termination of any severance payments by the Company in accordance with this Section 12(a)(iii). The exercise of the right to terminate such payments will not be deemed to be an election of remedies by the Company and will not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

(iv) Arbitration. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Jose, California conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment arbitration rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator will: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator will be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company will pay all arbitration fees (including both administrative fees and fees and out of pocket costs charged by the arbitrator) in excess of the amount of initial court filing fees that would be incurred by Employee if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Employee and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(b) LIABILITY. IN NO EVENT WILL THE COMPANY, ITS AFFILIATES, THE BOARD OF DIRECTORS OF THE COMPANY OR ITS AFFILIATES, OR THE EMPLOYEE BE LIABLE FOR PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein and that separate letter agreement between the Company and the Employee dated of event date with respect to certain events following a Change of Control of QLT Inc.(as defined and described therein) (the “Change of Control Agreement”) , embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. To the extent that there is any conflict between the provisions of this Agreement, the Change of Control Agreement and any Stock Option Agreements, between the Company or QLT Inc. and the Employee, the following provisions will apply:

(i)	Stock Options—If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT Inc., except as may be inconsistent with Sections 10 or 11 of this Agreement the provisions of the Stock Option Agreements and stock option plan under which they were granted will govern (unless the parties otherwise mutually agree).

(ii)	Change of Control of QLT Inc.—If the conflict is with respect to an event, entitlement or obligation in the event of a Change of Control (as defined in the Change of Control Agreement) of QLT Inc., the provisions of the Change of Control Agreement shall govern.

(iii)	Other—In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

(d) Survival. The representations, warranties, covenants and agreements made herein will, as applicable, survive any termination of this Agreement in accordance with their respective terms, provided that Sections 4, 5, 6, 7, 9, 10, 11 and 12 will survive termination of this Agreement.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Employee and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Employee under this Agreement will not be assigned without the prior written consent of the Company. The Company may assign this Agreement and the rights and obligations of the Employee under this Agreement to an Affiliate of the Company with the prior written consent of the Employee.

(f) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of California to be applied.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived by mutual agreement of the parties only by a written instrument executed by the Company and Employee which makes express reference to this Agreement and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(j) Construction. The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

QLT OPHTHALMICS, INC.

By:	/s/ Scott Jones
Scott Jones, President

/s/ Christopher Muller
CHRISTOPHER MULLER

APPENDIX 1

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this             day of             , 20    , between you, and QLT Ophthalmics, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after your signature (the “Effective Date”), unless you revoke your acceptance as provided in Paragraph 1(b), below.

1.	General Release of the Company. You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this agreement.

a)	On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, you do not release any claims that cannot be released as a matter of law including, without limitation, claims for indemnity under the California Labor Code and your right to bring to the attention of the Equal Employment Opportunity or California Department of Fair Employment and Housing claims of discrimination; provided, however, that you do release your right to secure damages for any alleged discriminatory treatment.

b)	In accordance with the Older Workers Benefit Protection Act of 1990, you have been advised of the following:

i)	You have the right to consult with an attorney before signing this Release;

ii)	You have been given at least twenty-one (21) days to consider this Release;

iii)

You have seven (7) days after signing this Release to revoke your agreement to it, and that agreement will not be effective, and you will not receive any of the separation benefits outlined in the employment agreement between you and the Company dated             , 201    , until that revocation period has expired. If you wish to revoke your acceptance of this Release, you must deliver such notice in writing, no later than 5:00 p.m. on the 7th day following your signature to [NAME OF RESPONSIBLE PERSON] in Human Resources at [FAX NUMBER] by fax or [EMAIL ADDRESS] by e-mail.

c)	YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2. Employee’s Representations. You represent and warrant that:

a)	You have returned to the Company all Company property in your possession;

b)	You are not owed wages, commissions, bonuses or other compensation, other than wages through [LAST DATE OF EMPLOYMENT] and any accrued, unused vacation earned through that date;

c)	During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;

d)	You have not made any disparaging comments about the Company, nor will you do so in the future; and

e)	You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Agreement.

3. Maintaining Confidential Information. You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company’s interests.

4. Cooperation With the Company. You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

5. Severability. The provisions of this agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7. Integration Clause. This Release contains our entire agreement with regard to the transition and separation of your employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by you and the             [INSERT TITLE OF COMPANY AUTHORIZED SIGNATORY] of the Company.

8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EMPLOYEE	COMPANY

[CHRISTOPHER MULLER]		By: [NAME]
Title:

Date		Date

APPENDIX 2

Section 2870 of the California Labor Code

As of the date of this Agreement, Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX 3

PRIOR INVENTIONS

☐ No Prior Inventions

☐ Additional Sheets Attached

Signature of Employee: /s/ Christopher Muller

Print Name of Employee: CHRISTOPHER MULLER

Date: April 13, 2012